COMPUTATION OF EARNINGS PER SHARE
               (in thousands except per share data)

                                               Pro forma        Pro forma
Year ended April 30,                         April 30, 1996   April 30, 1997
Income from continuing operations ........    $  1,423          $ 5,428

Income from discontinued operations ......         327              374

Gain on sale of discontinued operations
   (net of income tax of $372) ...........          --            1,100
                                               -------          -------
   Net Income ............................     $ 1,750          $ 6,902
                                               =======          =======

Primary:

Average shares outstanding ...............       9,864           21,184

Net effect of dilutive stock options
   based on the treasury method ..........         729              783

Net effect of dilutive convertible
   preferred stock based on the "as
   converted" method* ....................      14,630            6,096
                                               -------           ------
   Total .................................      25,223           28,063
                                               =======           ======

Per share amounts:

Income from continuing operations ........     $  0.06          $  0.19

Income from discontinued operations ......        0.01             0.01

Gain on sale of discontinued operations ..          --             0.04
                                               -------          -------
   Net Income ............................     $  0.07          $  0.25
                                               =======          =======

* Pro forma amounts assume conversion of convertible preferred stock to common stock from the beginning of the reporting period until the date of the initial public offering upon which such shares were officially converted. Pro forma accounts also assume the effect of the three-for-one stock split, which occurred in July, 1996, for the entire reporting period.